Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES AUGUST CASH DISTRIBUTION
     DALLAS, Texas, August 21, 2006 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.126203 per unit, payable on September 15, 2006, to unit holders of record on August 31, 2006.
     This month’s distribution decreased from the previous month due primarily to slightly lower oil and gas production in the Waddell Ranch, lower oil and gas prices, and slightly higher capital costs. This would primarily reflect production for the month of June. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 64,553 bbls and 274,767 mcf. This increase does reflect production from five new wells coming on line in June bringing the total of new producing drilled wells to nine for the year. The average price for oil was $64.68 per bbl and for gas was $7.20 per mcf. Capital expenditures were approximately $887,868. It is anticipated the remaining capital expenditures will be fully met for the rest of the year.
     The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	64,553	274,767	$64.68	$7.20
Prior Month	66,182	286,299	$65.10	$7.31
For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877 .228.5085